Exhibit 99.2

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

On March 19, 2024, Bancorp 34, Inc. (“Bancorp 34”) completed its previously announced merger with CBOA Financial, Inc. (“CBOA”) pursuant to the Agreement and Plan of Merger, dated as of April 27, 2023, as amended (the “Merger Agreement”). Under the Merger Agreement, CBOA was merged with and into Bancorp 34 with Bancorp 34 continuing as the surviving entity (the “Merger”). Immediately following the completion of the Merger, CBOA’s wholly-owned subsidiary, Commerce Bank of Arizona, an Arizona state-chartered bank, was merged with and into Bank 34, a wholly owned subsidiary of Bancorp 34, with Bank 34 continuing as the surviving bank.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each CBOA shareholder had the right to receive 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock owned by the CBOA shareholder, with cash to be paid in lieu of fractional shares. Additionally, each outstanding CBOA restricted stock unit vested and was cancelled and converted automatically into the right to receive 0.2628 shares of Bancorp 34 common stock with respect to each share of CBOA common stock underlying such restricted stock unit.

In connection with the Merger, Bancorp 34 issued 2,742,257 shares of common stock, which had a fair value of approximately $23.3 million based on a common shares valuation, completed by an independent third party, as of the Merger date. This $23.3 million amount was: (i) used for the Day 1 purchase accounting adjustments and the common stock consideration paid on March 19, 2024; and (ii) in accordance with Financial Accounting Standards Board, Accounting Standards Code 805, Business Combinations (“ASC 805”). Each outstanding share of Bancorp 34 common stock remained outstanding and was unaffected by the Merger.

Unaudited condensed combined pro forma financial information included herein, is based on historical financial statements of Bancorp 34 and CBOA and has been prepared to hypothetically illustrate the financial effect of the Merger. The following unaudited condensed combined pro forma financial information combines the historical consolidated financial position and results of operations of CBOA, as an acquisition by Bancorp 34 using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes.

Unaudited condensed combined pro forma financial information included herein, reflects the Merger based on preliminary estimated fair values. The determination of the preliminary estimated fair values of CBOA’s assets and liabilities has been based on CBOA’s net tangible and intangible assets as of the Merger date. The fair value of Bancorp 34 common stock consideration for the Merger was based on a March 2024 common share valuation completed by an independent third party, and this value was used for purposes of presenting the unaudited pro forma condensed combined statement of financial condition as of December 31, 2023.

Unaudited condensed combined pro forma financial information included herein, reflects preliminary estimated adjustments to record CBOA’s assets and liabilities at their respective fair values based on Bancorp 34 management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. Increases or decreases in the fair value of certain assets, liabilities and other items of CBOA as compared to the information presented in this document may change the amount of the preliminary bargain purchase gain and CBOA’s assets and liabilities and may impact the unaudited condensed combined pro forma operating results presented herein, due to adjustments in yield and/or amortization of adjusted assets and liabilities.

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FASB issued ASU 2016-13, Financial Instruments – Credit Losses, also known as the current expected credit loss (“CECL”) standard, which requires that the measurement of all expected credit losses for financial assets reported at amortized cost to be based on historical experience, current conditions, and reasonable and supportable forecasts. This standard requires the use of forward-looking information to estimate future credit losses. The standard was effective for Bancorp 34 and CBOA on January 1, 2023. No pro forma adjustments were made in connection with Bancorp 34’s and CBOA’s January 1, 2023, CECL adoption.

Bancorp 34’s management has not identified all adjustments necessary to conform CBOA accounting policies to Bancorp 34’s accounting policies. As more information becomes available, Bancorp 34’s management will perform a more detailed review of CBOA’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when aligned, could have a material impact on the company’s combined financial information.

Unaudited condensed combined pro forma financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in this unaudited condensed combined pro forma financial information are preliminary and may be revised. This information also does not reflect any potential benefits of expected cost savings, expense efficiencies, fixed cost leverage, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated, or which may be attained in the future. The unaudited condensed combined pro forma consolidated financial information and related notes included herein have been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of: (i) Bancorp 34, as contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”); and (ii) CBOA, as contained in its historical consolidated financial statements and notes included in this Current Report on Form 8-K/A.

The unaudited condensed combined pro forma statement of financial condition included herein gives effect to the Merger as if the Merger had occurred on December 31, 2023. The unaudited condensed combined pro forma operating results for the year ended December 31, 2023, gives effect to the Merger as if the Merger had occurred on January 1, 2023.

In addition, as explained in more detail in the accompanying notes, the preliminary bargain purchase gain of $5.1 million reflected in Bancorp 34’s first quarter 2024 operating results and in connection with the Merger, may be refined during the measurement period (which cannot exceed one year from the Merger date), in order to reflect any new information obtained about the facts and circumstances existing at the Merger date. Any changes to this preliminary bargain purchase gain will be recognized in the period identified. For more information on the Merger and the $5.1 million preliminary bargain purchase gain, please see Note 2 in Bancorp 34’s unaudited consolidated financial statements included in Bancorp 34’s Quarterly Report on SEC Form 10-Q for the period ended March 31, 2024, as filed with the SEC on May 15, 2024.

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	Unaudited Condensed Combined Pro Forma Statement of Financial Condition
	As of December 31, 2023
(in thousands)	Bancorp 34 Historical	CBOA Historical	Pro Forma Adjustments	Notes	Pro Forma
Assets
Cash and cash equivalents	$28,897	$45,336	$3,720	A	$77,953
Debt securities available-for-sale	56,690	57,697	376	B	114,763
Federal Home Loan Bank stock, at cost	—	1,695	—		1,695
Held-to-maturity securities, at amortized costs, net	5,684	—	—		5,684
Loans, gross	458,228	325,703	(18,455)	C	765,476
Deferred loan fees, net	(1,201)	(1,074)	1,074	D	(1,201)
Allowance for credit losses	(5,860)	(3,855)	(1,411)	E	(11,126)
Loans, net	451,167	320,774	(18,792)		753,149
Leasehold improvements and equipment, net	7,350	1,705	—		9,055
Operating right-of-use assets	1,819	3,005	—		4,824
Deferred tax assets	4,884	2,586	1,683	F	9,153
Bank owned life insurance	11,847	—	—		11,847
Other real estate owned	3,000	—	—		3,000
Core deposit intangible	—	—	8,930	G	8,930
Accrued interest receivable, prepaid expenses and other assets	9,927	1,984	(20)	H	11,891
Total Assets	$581,265	$434,782	$(4,103)		$1,011,944
Liabilities and Stockholders’ Equity
Deposits	$459,999	$339,765	$(252)	I	$799,512
Federal Reserve and Federal Home Loan Bank advances	29,000	50,938	—		79,938
Subordinated debt and debentures	24,595	5,155	(1,012)	J	28,738
Operating lease liabilities	2,011	3,433	—		5,444
Accrued interest payable, accrued expenses and other liabilities	4,939	2,830	80	K	7,849
Total Liabilities	520,544	402,121	(1,184)		921,481
Stockholders’ Equity
Common stock, $0.01 par value	47	—	27	L	74
Additional paid in capital	43,279	31,922	(8,639)	L	66,562
Retained earnings	24,301	5,908	524	L	30,733
Accumulated other comprehensive loss	(5,560)	(5,003)	5,003	L	(5,560)
Unearned employee stock ownership plan shares and treasury stock	(1,346)	(166)	166	L	(1,346)
Total Shareholders’ Equity	60,721	32,661	(2,919)		90,463
Total Liabilities & Shareholders’ Equity	$581,265	$434,782	$(4,103)		$1,011,944

See Notes to Unaudited Condensed Combined Pro Forma Statement of Financial Condition and Operating Results.

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	Unaudited Condensed Combined Pro Forma Operating Results
	For the Year Ended December 31, 2023
(in thousands, except per share amounts)	Bancorp 34 Historical	CBOA Historical	Pro Forma Adjustments	Notes	Pro Forma
Interest and fees income	$28,124	$21,841	$2,302	M	$52,267
Interest expense	12,949	5,512	1,959	N	20,420
Net interest income	15,175	16,329	343		31,847
Provision for credit losses	4,223	—	4,102	O	8,325
Net interest income after provision for credit losses	10,952	16,329	(3,759)		23,522
Noninterest income	730	332	—		1,062
Noninterest expense	15,537	13,386	(3,066)	P	25,857
(Loss) income before tax	(3,855)	3,275	(693)		(1,273)
Income tax (benefit) expense	(453)	849	(706)	Q	(310)
Net (loss) income	$(3,402)	$2,426	$13		$(963)
Basic (loss) earnings per share	$(0.88)	$0.23			$(0.16)
Diluted (loss) earnings per share	$(0.88)	$0.23			$(0.16)
Weighted average shares:
Basic	4,027	10,340	(7,598)	R	6,769
Diluted	4,029	10,390	(7,648)	R	6,771

See Notes to Unaudited Condensed Combined Pro Forma Statement of Financial Condition and Operating Results.

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NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF FINANCIAL CONDITION AND OPERATING RESULTS

Note 1 – Basis of Presentation

The unaudited condensed combined pro forma financial information and explanatory notes herein, have been prepared to illustrate the effects of the Merger on March 19, 2024, involving Bancorp 34 and CBOA under the acquisition method of accounting with Bancorp 34 treated as the acquirer. For more information on the Merger, please see Note 2 in Bancorp 34’s unaudited consolidated financial statements included in Bancorp 34’s Quarterly Report on SEC Form 10-Q for the period ended March 31, 2024, as filed with the SEC on May 15, 2024.

The unaudited condensed combined pro forma statement of financial condition is presented as of December 31, 2023, as if the Merger occurred on December 31, 2023. The unaudited condensed combined pro forma operating results is presented for the full year 2023, as if the Merger occurred on January 1, 2023.

The unaudited condensed combined pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition and operating results of the combined entities had the Merger occurred as of December 31, 2023, and as of January 1, 2023, respectively, and nor does it necessarily indicate the results of operations in future periods or the future financial condition of the combined entity.

The Merger, which was completed on March 19, 2024, provided that CBOA shareholders received 0.2628 shares of Bancorp 34’s common stock for each share of CBOA common stock they hold prior to the Merger. The value of the common stock consideration to CBOA of $8.50 per share, or $23.3 million, used herein, was based on a March 2024 common share valuation completed by an independent third party.

Under the acquisition method of accounting, the assets and liabilities of CBOA, as of the effective date of the Merger of March 19, 2024, were recorded by Bancorp 34 at their estimated preliminary fair values and the excess of the fair value of CBOA’s net assets over the Merger common stock consideration was reflected in Bancorp 34’s first quarter 2024 income statement as a non-taxable $5.1 million bargain purchase gain. See Note 2 herein.

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Note 2 – Preliminary Bargain Purchase Gain as of the date of the Merger March 19, 2024

The following table includes the: (i) total consideration paid by Bancorp 34 on March 19, 2024, in connection with the Merger; (ii) preliminary estimated fair values of CBOA’s assets acquired; (iii) preliminary estimated fair values of CBOA’s liabilities assumed; and (iv) resulting preliminary bargain purchase gain.

(in thousands)	As Recorded by CBOA	Estimated Fair Value Adjustments	Estimated Fair Values as Recorded by Bancorp 34
Fair Value of the common stock consideration			$23,310

Identifiable assets acquired:
Cash and cash equivalents	$30,927	$—	$30,927
Debt securities available for sale, at fair value	57,844	376	58,220
Loans
Purchased performing	300,080	(15,357)	284,723
Purchased credit deteriorated	30,425	(4,262)	26,163
Allowance for credit losses on loans	(3,855)	3,855	—
Deferred loan fees	(1,033)	1,033	—
Deferred tax on assets acquired	—	1,233	1,233
Operating right-of-use assets	2,866	—	2,866
Core deposit intangibles	—	8,930	8,930
Other assets	6,284	(20)	6,264
Total identifiable assets acquired	$423,538	$(4,212)	$419,326

Identifiable liabilities assumed:
Deposits	346,995	(252)	346,743
Short-term borrowings	35,000	—	35,000
Long-term borrowings	5,155	(1,012)	4,143
Deferred taxes on liabilities assumed	—	253	253
Other liabilities	4,661	80	4,741
Total identifiable liabilities assumed	$391,811	$(931)	$390,880

Net identifiable assets acquired	$31,727	$(3,281)	$28,446

Preliminary bargain purchase gain			$(5,136)

As permitted by ASC 805, Business Combinations, the above preliminary estimates may be refined during the measurement period (which cannot exceed one year from the Merger date), to reflect any new information obtained about facts and circumstances existing at the Merger date. Any changes in the above preliminary estimates will be recognized in the period identified.

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Note 3 – Pro Forma Adjustments

The adjustments reflected in the pro forma adjustments columns herein: (i) give effect to events that are directly attributable to the Merger; and (ii) include those items that have a continuing impact and also those that are nonrecurring.

Pro Forma Statement of Financial Condition

(A)	Adjustments to cash reflect the reversal of Bancorp 34 and CBOA combined 2023 Merger expenses of $3.7 million (see L below).
(B)	Adjustments to debt securities available-for-sale reflect the fair values in connection with the sale of CBOA’s entire debt securities available-for-sale portfolio, after the Merger date.
(C)	Adjustments to loans, gross reflect: (i) a $15.4 million reduction related to the fair value mark on CBOA’s performing (Non-Purchased credit deteriorated, or Non-PCD) loans; (ii) a $4.3 million reduction related to the fair value mark on CBOA’s purchased credit deteriorated (PCD) loans; partially offset by (iii) a $1.2 million increase related to a “Day-2” PCD loan gross-up balance sheet only entry, which also increased the allowance for credit losses by $1.2 million.
(D)	Adjustments to deferred loan fees, net, reflect the reversal of CBOA’s deferred loan fees.
(E)	Adjustments to the allowance for credit losses include: (i) the reversal of CBOA’s $3.9 million allowance for credit losses; which was more than offset by (ii) a $4.1 million “Day 2” allowance for credit losses for Non-PCD loans recorded through the provision expense for credit losses; and (iii) a $1.2 million increase related to a “Day-2” PCD loan gross-up balance sheet only entry, which also increased loans, gross by $1.2 million.
(F)	Adjustments to deferred tax assets illustrate the tax impact from the pro forma adjustments using a federal and state combined effective income tax rate of 25%.
(G)	The new core deposit intangible asset of $8.9 million represents the estimated value of CBOA’s long-term deposit relationships with its customers and will be amortized over an estimated weighted average life of ten years using an accelerated method, which approximates the estimated run-off of the deposits acquired in the Merger.
(H)	Adjustments to accrued interest receivable, prepaid expenses and other assets represent amounts which were deemed unrealizable.
(I)	Adjustments to deposits represent a reduction related to the fair value mark on CBOA’s deposits.
(J)	Adjustments to subordinated debt and debentures represent a reduction due to the fair value mark on CBOA’s subordinated debentures related to 5,000 trust preferred securities, with a liquidation of $1,000 per security, and maturing in 2036.
(K)	Adjustments to accrued interest payable, accrued expenses and other liabilities reflect an increase in the allowance for credit losses on CBOA’s unfunded commitments, based on management’s estimates as of the Merger date.
(L)	Adjustments to shareholders’ equity include: (i) $23.3 million in Bancorp 34’s common share consideration; (ii) reversal of CBOA’s shareholder’s equity; (iii) reversal of Bancorp 34 and CBOA combined 2023 Merger expenses of $3.7 million and related deferred taxes of $398,000 (see A above); and (iii) a non-taxable bargain purchase gain of $6.2 million, which is based upon $32.7 million of CBOA net assets acquired, as if the Merger had occurred on December 31, 2023, partially offset by the combined fair value marks and other pro forma adjustments, as described above, of $3.4 million. The actual non-taxable preliminary bargain purchase gain, as a result of the Merger, of $5.1 million, was included in Bancorp 34’s first quarter of 2024 operating results, as part of Bancorp 34’s Quarterly Report on SEC Form 10-Q for the period ended March 31, 2024, as filed with the SEC on May 15, 2024. As this non-taxable bargain purchase gain represents a substantial credit which resulted directly from the Merger, and which will be included in the operating results of Bancorp 34 within the 12 months following the Merger, this bargain purchase gain is excluded from the 2023 pro forma operating results.
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Note 3 – Pro Forma Adjustments (continued)

Pro Forma Operating results

(M)	Adjustments to interest and fees income include a: (i) $796,000 pre-tax charge related to a pro forma reversal of CBOA’s actual 2023 loan fee income, as all deferred loan fees at the Merger date were reversed and loan fee income on new loans originated during 2023 was deemed not material; and (ii) $3.1 million increase in income related to a straight-line basis estimate of a full year of accretion income on the CBOA loans’ Merger date fair value marks, which were $19.6 million in total, and which were estimated to have a weighted average contractual maturity of 6.3 years.
(N)	Adjustments to interest expense include the amortization expenses of $1.7 million, $198,000, and $77,000, derived from the Merger date fair value marks related to: (i) a new core deposit intangible asset of $8.9 million; (ii) CBOA’s deposit portfolio decrease of $252,000; and (iii) a $1 million reduction of CBOA’s long-term subordinated debentures, respectively. The amortization expense of the core deposit intangible asset is not on a straight-line basis. The core deposit intangible asset of $8.9 million represents the estimated value of Commerce Bank of Arizona’s long-term deposit relationships with its customers and will be amortized over an estimated weighted average life of ten years using an accelerated method, which approximates the estimated run-off of the acquired deposits. The estimated annual amortization expense of the core deposit intangible asset for the five years following the Merger is as follows: Year 1 - $1.6 million; Year 2 - $1.5 million; Year 3 - $1.3 million; Year 4 - $1.2 million; and Year 5 - $975,000.
(O)	The adjustment to provision for credit losses represents a $4.1 million “Day Two” allowance for credit losses for non-PCD loans, and which represents management’s estimate of lifetime credit losses on these non-PCD loans (i.e., Purchased Performing Loans, Non-Purchased Credit Deteriorated Loans).
(P)	Adjustments to noninterest expense reflect a $3.7 million reversal of actual Merger expenses incurred in 2023, by Bancorp 34 and CBOA combined, and which represent substantial, non-recurring expenses, which resulted directly from the Merger. Approximately $2 million of these Merger expenses were estimated, for these pro forma purposes, to not be deductible for income taxes. The adjustments to non-interest expense also include a $654,000 charge related to post Merger date CBOA change in control related items, which Bancorp 34 incurred in connection with the Merger. Separately, approximately $3.5 million of combined Merger expenses incurred during the first quarter of 2024 by Bancorp 34 and CBOA are excluded from this pro forma presentation.
(Q)	The adjustments to income tax (benefit) expense represent the tax effects from the pro forma adjustments described above and applying an effective income tax rate, for these purposes, of 25%.
(R)	The adjustments to basic and diluted weighted average shares used in the (loss) earnings per share calculations herein, reflect: (i) the removal of CBOA’s weighted average common shares of 10,340,000 and 10,390,000, respectively; and (ii) the inclusion of 2,742,000 Bancorp 34 common shares issued to CBOA shareholders in connection with Merger, as if the Merger had occurred on January 1, 2023.
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